Exhibit 4.41

From:	EFG Eurobank Ergasias SA (the “Lender”)

and Eurobank EFG Private Bank Luxembourg SA (the “Account Bank”)

	To:	IASON OWNING COMPANY LIMITED (the “Borrower”)
Trust Company Complex
Ajeltake Road
Ajeltake Island
Majuro
Marshall Islands
MH96960

29th June 2011

Dear Sirs

US$47,000,000 loan to the Borrower

1.	We refer to a loan agreement dated 16 November 2007 as amended and supplemented by a first supplemental agreement dated 15 April 2010 and as further amended and supplemented by a second supplemental agreement dated 27 January 2011 (as the same may be further amended and/or supplemented from time to time, the “Loan Agreement”) and made between the Borrower and the Lender in respect of a loan facility of up to US$47,000,000 (the “Loan”).

2.	Words and expressions defined in the Loan Agreement will have the same meaning when used in this letter.

3.	For the purposes of this Letter:

“Deposit Account” means an account opened or to be opened and maintained by the Borrower with the Account Bank; and

“Deposit” means such amounts as are standing to the credit of the Deposit Account from time to time.

4.	Pursuant to discussions between us, we have agreed at the request of the Borrower that:

(a)	at any time the Borrower may issue a notice to prepay the whole or any part of the Loan;

(b)	on the date specified in such notice as the date on which the Loan or, as the case may be, the specified part thereof is to be prepaid, the Deposit or, as the case may be, the relevant part thereof, shall be applied by the Account Bank or the Lender as applicable or shall be deemed to have been applied by the Lender or the Account Bank towards satisfaction of the Borrower’s obligations under the Loan Agreement and the Loan Agreement shall be satisfied to (he same extent; if as a result of such notice there are no amounts outstanding under the Loan Agreement and the Master Agreement (if any), the mortgages on any relevant ship shall be released forwith;

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(c)	the notice period required pursuant to the voluntary prepayment provisions of the Loan Agreement shall be reduced to 1 day only if the Deposit (or the relevant part thereof) is to be used in making the relevant prepayment of the Loan or any part thereof.

5.	Until the Deposit is applied or deemed applied towards satisfaction of the Borrowers obligation under the Loan Agreement, as provided in this Deed, no restriction whatsoever is to apply to the Deposit, which Deposit shall be deemed excess cash and the Borrower shall retain unrestricted liberty in disposing thereof.

6.	Further, upon execution hereof by the Lender, the Account Bank and the Borrower, this Letter shall constitute a formal deed of amendment to the Loan Agreement.

7.	the prepayment provisions of the Loan Agreement shall (as modified and amended pursuant to paragraph 4 of this Letter) apply to any such prepayment.

The notice provisions of the Loan Agreement shall apply (mutatis mutandis) to this Letter and shall apply to any written instructions received from the Borrower as outlined in the preceding paragraphs.

Please confirm your agreement to the terms of this Letter by signing for acceptance.

This Letter shall be governed by, and construed in accordance with, English law. This Letter shall be deemed to be executed and delivered as a Deed under English law notwithstanding that any party has executed under hand.

Yours faithfully

EXECUTED and DELIVERED as a DEED by EFG EUROBANK ERGASIAS SA, acting by ILLEGIBLE such execution being witnessed by	) ) ) )	/s/ Illegible /s/ Illegible

EXECUTED and DELIVERED as a DEED by	)
EUROBANK EFG PRIVATE BANK LUXEMBOURG SA	)
acting by THEODOROS SIMEONIDIS	)	/s/ Theodoros Simeonidis
Athina Daskagianni	)	/s/ Athina Daskagianni
such execution being witnessed by	)

Agreed and accepted this 29 day of June 2011 by execution as follows:

EXECUTED and DELIVERED as a DEED by	)
IASON OWNING COMPANY LIMITED	)
acting by Eugenia Papapontikou	)	/s/ Eugenia Papapontikou
such execution being witnessed by	)

/s/ EUGENIA TH. VOULIKA
EUGENIA TH. VOULIKA
Attorney - at - law
52, Ag. Konstantinou Street - 151 24 Marousi
Athens, Greece
Tel.: +30 2106140580 - Fax: +30 2106140267

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